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                 EXHIBIT 11

   CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES
   COMPUTATION OF NET INCOME PER COMMON SHARE
   FOR THE QUARTERS ENDED NOVEMBER 30, 1994 AND 1993
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Net income per common   November 30, 1994            November 30, 1993
equivalent share        Primary   Fully Diluted      Primary      Fully Diluted
                             (in thousands, except per share data)
Net income available
to common shares            $10,332     $10,332          $5,653       $5,653
Adjustments:
Assumed exercise of
convertible debt            -             -                  -           420
Net income available to
common and common
equivalent shares           $10,332      $10,332         $5,653        $6,073

Shares:
Weighted average common
shares outstanding       16,497,647   16,497,647     13,770,671    13,770,671
Adjustments:
(1)  Assumed exercise
     of convertible
     debt                    -             -             -          2,177,726
(2)  Assumed exercise
     of incentive stock
     options                299,483      300,257        207,678       230,478
(3)  Assumed exercise
     of options             198,969      200,132         55,032        73,422

Total Shares             16,996,099   16,998,036     14,033,381    16,252,297

Net income per
common share             $    0.61  $   0.61          $    0.40     $    0.37
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